Exhibit 99.1
NEWS RELEASE

ASCENA RETAIL GROUP, INC. REPORTS
 STRONG FISCAL SECOND QUARTER SALES RESULTS

— Quarterly Comparable Sales Increase 9% —

SUFFERN, NY – February 3, 2011 – Ascena Retail Group, Inc. (NASDAQ - ASNA) today reported stronger than anticipated fiscal 2011 second quarter sales results.  Net sales for the thirteen week fiscal second quarter ended January 29, 2011 increased 27% to $752.1 million compared to $594.1 million for the thirteen week fiscal second quarter ended January 23, 2010.  The overall increase was primarily due to an increase of Justice sales of $116.7 million which included thirteen weeks this year compared to the period from the merger date of November 25, 2009 to January 23, 2010 last year.  Consolidated comparable store sales during the second quarter, for stores open at least one year, increased 9%.

Net sales for the six month period ended January 29, 2011 increased 47% to $1.465 billion compared to $998.2 million for the six month period ended January 23, 2010.  The overall increase was primarily due to an increase of Justice sales of $407.3 million which included twenty-six weeks this year compared to the period from the merger date of November 25, 2009 to January 23, 2010 last year.  Consolidated comparable store sales during this six month period increased 6%.

The Company’s net sales and comparable store sales by brand for the fiscal second quarter and six month period were as follows:
	Fiscal Second Quarter
	Net Sales ($ millions)			Comparable Store Sales (A)
	Second Quarter Ended
	Jan. 29, 2011	Jan. 23, 2010	% Inc/(Dec)	% Inc/(Dec)
dressbarn	$211	$209	1%	1%
maurices	202	163	24%	17%
Justice (B)	337	221	53%	11%
Ascena Retail Group, Inc.	$752	$594	27%	9%

	Six Month Period
	Net Sales ($ millions)			Comparable Store Sales (A)
	Six Month Period Ended
	Jan. 29, 2011	Jan. 23, 2010	% Inc/(Dec)	% Inc/(Dec)
dressbarn	$451	$457	(1)%	(1)%
maurices	385	319	20%	13%
Justice (B)	628	221	184%	7%
Ascena Retail Group, Inc.	$1,465	$998	47%	6%

(A)	Justice comparable store sales results for the second quarter and six months are based on the full fiscal reporting period which includes comparable store sales prior to the merger date.

(B)
Justice sales for the current year second quarter and six months are for the thirteen and twenty-six weeks ended January 29, 2011, respectively, compared to the period from the merger date of November 25, 2009 to January 23, 2010 in the prior year second quarter and six month period.

Commentary

David R. Jaffe, President and Chief Executive Officer commented, “We are pleased to have sustained our sales momentum and strong rate of profitability through the holiday season.  We believe that our merchandise assortments and inventory levels are appropriate for our current business trends and are excited about our continuing opportunity to deliver better than expected results and leverage our strong market positions to create additional value."

Conference Call Information

The Company will conduct a conference call on March 2, 2011 at 9:00 AM Eastern Time to review its second quarter fiscal 2011 results followed by a question and answer session. Parties interested in participating in this call should dial in at (857) 350-1678 prior to the start time, the passcode is 19054272. The call will also be simultaneously broadcast at www.ascenaretail.com.  A recording of the call will be available shortly after its conclusion and until April 2, 2011 by dialing (617) 801-6888, the passcode is 30091048.

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. (NASDAQ - ASNA) is a leading national specialty retailer of apparel for women and tween girls operating under the dressbarn, maurices and Justice brands. The Company operates 2,478 stores.

dressbarn stores offer casual, career and special occasion fashion apparel and accessories at value prices for women ages 35-55, operating 829 stores in 47 states. maurices stores offer casual and career apparel and accessories at great values to the fashion-conscious woman, ages 17-34 with a 20-something attitude, and operate 761 stores in 44 states. Justice stores offer trend-right apparel and accessories at value prices for tween girls ages 7-14 and operate 888 stores in 46 states and Puerto Rico.

For more information, visit www.ascenaretail.com, www.dressbarn.com, www.maurices.com and www.shopjustice.com.

Ascena Forward-Looking Statement Disclosure

Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved.  Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on Dress Barn’s most recent report on Form 10-K/A for the year ended July 31, 2010 and Form 10-Q for the quarter ended October 30, 2010.

CONTACT:	Ascena Retail Group, Inc.
Investor Relations
(845) 369-4600